News Release
HEALTHCARE REALTY TRUST ANNOUNCES NEW EXECUTIVE VICE PRESIDENT - INVESTMENTS

NASHVILLE, Tennessee, December 30, 2016 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that Robert E. Hull has been appointed as the Company’s Executive Vice President - Investments effective January 1, 2017.
Mr. Hull is 44 years old and has been employed by the Company since 2004. He has served as a Senior Vice President since March 2011, managing the Company’s development and acquisition activity. Prior to that, Mr. Hull served in various capacities on the Company’s investments team. Before joining the Company, Mr. Hull worked in the senior living and commercial banking industries.
Mr. Hull is assuming the position formerly held by Todd J. Meredith, who was appointed the Company’s President and Chief Executive Officer effective December 30, 2016. David R. Emery, the Company’s founding CEO, will serve as Executive Chairman of the Board of Directors.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of September 30, 2016, the Company had investments of approximately $3.5 billion in 202 real estate properties in 29 states totaling approximately 14.5 million square feet. The Company provided leasing and property management services to approximately 10.1 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.